McCormick & Co Inc. 8-K/A

Exhibit 10.1

EXECUTION VERSION

EMPLOYEE MATTERS AGREEMENT by and among McCormick & Company, Inc., Unilever PLC Unilever Alpha HoldCo B.V., and Sandman Corporation Dated as of March 31, 2026

This EMPLOYEE MATTERS AGREEMENT (this “Agreement”), dated as of March  31,  2026, is by and among McCormick & Company, Inc., a Maryland corporation (“Parent”), Unilever Alpha HoldCo B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands and registered with the Dutch Commercial Register (“Dutch HoldCo”), Unilever PLC, a company incorporated under the laws of, and registered in, England and Wales (the “Company”), and Sandman Corporation, a Delaware corporation and wholly-owned Subsidiary of the Company (“SpinCo”). Each of the foregoing is individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company desires to (a) separate the SpinCo Business from its other businesses pursuant to the Separation and Distribution Agreement and certain Asset Purchase Agreements and (b) combine the SpinCo Business with MergerSub (as defined below) pursuant to a series of transactions described in that certain Agreement and Plan of Merger (the “Transaction”) entered into by and among the Company, SpinCo, Parent and Morpheus Merger Sub II, LLC, a Delaware limited liability company (“MergerSub”), dated as of the date hereof (the “Merger Agreement”) and the other Transaction Documents; and

WHEREAS, in connection with the foregoing, the Parties have agreed to enter into this Agreement to allocate Assets, Liabilities and responsibilities among the Parties with respect to certain employee compensation, pension and benefit plans, programs and arrangements and certain employment matters.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

For purposes of this Agreement, the following definitions shall apply. Any terms that are capitalized but not otherwise defined herein shall have the respective meanings assigned to them in the Separation and Distribution Agreement and/or the Merger Agreement, as applicable.

“Accrued Holiday Pay” means any amount which an individual is entitled to claim from his/her employer (whether under statute, contract or applicable collective agreement) in respect of holiday or similar leave that has accrued but is untaken on the termination of employment.

“Accrued Liabilities” means the accrued liabilities in respect of any Plan operated by the Company Group or the SpinCo Group.

“Adjusted SG&A Employee Cost Base” has the meaning set forth in Section 3.1 of this Agreement.

“Additional Month Payment” means the additional monthly installment of salary (in addition to twelve (12) monthly installments) payable to an individual in respect of annual salary for a calendar year.

“Assumed Liabilities” has the meaning set forth in Section 7.1 of this Agreement.

“Benefit Plan” means each (a) “employee benefit plan” (within the meaning of Section 3(3) of ERISA but regardless of whether such plan is subject to ERISA) and (b) any other benefit or compensation plan, program, policy, agreement, letter or arrangement (whether written or unwritten), including each pension, retirement, profit sharing, 401(k), severance, health and welfare, disability, deferred compensation, employment, termination, change-in-control, retention, fringe benefit, stock purchase, cash bonus or equity-based incentive or other compensation or benefit plan, program, agreement, policy or other arrangement, in each case, that is maintained for the benefit of current and/or former directors, officers, individual consultants or employees.

“Cash Incentive Plan” means the Company Group’s annual bonus plan and any other cash bonus plan or sales incentive plan operated by a member of the Company Group in which a SpinCo Employee is eligible to participate.

“Census Data” means, subject to applicable Law and any relevant Information and Consultation Requirement, a SpinCo Employee’s role, location, period of service, base salary or wage rate, applicable bonus or commission schemes and target opportunity under each such scheme, and any other material benefits.

“COBRA” has the meaning set forth in Section 5.3 of this Agreement.

“Company Group Benefit Plan” means each Benefit Plan that is maintained, sponsored, administered, contributed to or required to be contributed to by the Company or any member of the Company Group, or with respect to which the Company or any member of the Company Group has or may have any obligation or liability, whether actual or contingent, excluding any SpinCo Benefit Plan.

“Company Severance Plan” means any Benefit Plan disclosed to Parent prior to the date of this Agreement under which any cash or non-cash benefit is or may be provided to or in respect of any individual upon leaving employment, including for the avoidance of doubt where the individual leaves on a voluntary or an involuntary basis.

“Company Savings Plan” has the meaning set forth in Section 12.2 of this Agreement.

“Company Savings Plan Participant” has the meaning set forth in Section 12.2 of this Agreement.

“Company Stock Plan” means each of:

(a)	the Unilever Plc North America Omnibus Equity Compensation Plan effective on November 14, 2002;

(b)	the Unilever Plc Share Plan 2017 approved by shareholders of Ulysses RemainCo on April 27, 2017;

(c)	the Unilever Plc SHARES Plan approved by shareholders of Ulysses RemainCo on May 5, 2021; and

(d)	the Unilever Plc ShareBuy Plan,

in each case including, as applicable, any sub-plans thereto and as each such Company Stock Plan may be amended from time to time.

“Continuation Period” has the meaning set forth in Section 10.1 of this Agreement.

“Current Employer” means any member of the Company Group that employs a SpinCo Automatic Transfer Employee, a SpinCo Offer Employee, a Potential Additional Employee or a SpinCo Entity Employee.

“DB Scheme” means any defined benefit Pension Scheme (regardless of whether tax-qualified) which is not a DC Scheme that is sponsored or operated by a member of the Company Group, or to which any member of the Company Group is obliged to make contributions immediately prior to the Closing Date.

“DC Scheme” means any defined contribution Pension Scheme under which the amount of the benefits payable to or in respect of a member of the scheme is determined by reference to the contributions made to the scheme by and in respect of the member and any investment return made thereon without reference to a defined formula, that is sponsored or operated by a member of the Company Group, or to which any member of the Company Group is obliged to make contributions immediately prior to the Closing Date, including a defined contribution retirement plan that satisfies the requirements of Sections 401(a) and 401(k) of the Code.

“Delayed Transfer Date” means, in respect of a Delayed Transfer Employee, the date on which the relevant legal impediment, disability, leave, visa or work permit issue, or other circumstance preventing the transfer of such Delayed Transfer Employee’s employment at the Closing Date is resolved and the Delayed Transfer Employee is able to commence employment with the relevant SpinCo Entity Employer or MergerSub Employer, or such other date as the Company and Parent may agree in writing.

“Delayed Transfer Employee” means any SpinCo Employee whose transfer to a SpinCo Entity Employer or MergerSub Employer is delayed beyond the Closing Date solely by reason of: (a) a requirement to obtain or amend a work visa, work permit, or immigration authorization that has not been obtained by the Closing Date; (b) short-term or long-term disability leave or other approved leave of absence or other time-off, including military leave, maternity leave, parental leave, family leave, medical leave, workers’ compensation and other statutory leaves; or (c) any other legal or regulatory impediment under applicable Law that prevents or restricts the transfer of such employee’s employment on the Closing Date.

“Dutch Consultation Process” has the meaning given to it in the Dutch Put Option.

“Dutch Put Option” means the put option granted by Parent on or around the date of this Agreement in favor of the Company in respect of the Dutch SpinCo Business.

“Dutch Put Option Date” means the date on which the Dutch Put Option is exercised.

“Employee Representative” means any works council, works committee, staff delegate, trade union or other employee representative body of any employees of a member of the Company Group affected or potentially affected by any transaction contemplated by the Transaction Documents.

“End of Service Gratuity” means the gratuity payable to certain individuals upon termination of employment in accordance with applicable Law or contractual entitlement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Former SpinCo Employee” means any individual: (a) whose last employment with any member of the Company Group was in a role that was wholly or mainly dedicated to the SpinCo Business (as determined by reference to the Company’s human resources information systems and records); and (b) whose employment with any member of the Company Group terminated for any reason prior to the Closing Date (or, in the case of a Delayed Transfer Employee, prior to the Delayed Transfer Date) other than for the purpose of achieving the transfer of employment under offer and acceptance pursuant to ARTICLE IV of this Agreement.

“French Consultation Process” has the meaning given to it in the French Put Option.

“French Put Option” means the put option granted by Parent on or around the date of this Agreement in favor of the Company in respect of the French SpinCo Business.

“French Put Option Date” means the date on which the French Put Option is exercised.

“Fully Loaded Costs” means the cost of base salary, benefits, actual bonus (annual bonus and short-term incentives), employer taxes, and pension contributions, and excludes the cost of share-based incentive payments.

“Information and Consultation Requirement” means any obligation to provide information to and/or consult with any employees or any Employee Representative pursuant to applicable Law or any binding local, sector, regional or other pre-existing agreement or practice with any Employee Representative in connection with the arrangements contemplated by the Transaction Documents.

“Intended Transfer Date” means the date on which the employment of the Refusing Employee would have commenced with the MergerSub Employer or the SpinCo Entity Employer had such individual not been deemed a Refusing Employee.

“Labor Agreement” means any collective bargaining agreement, recognition agreement, works council agreement, or other agreement with an Employee Representative applicable to any SpinCo Employee.

“Leave-Based Delayed Transfer Employee” has the meaning set forth in Section 3.2(c)(i) of this Agreement.

“Life Assurance Scheme” means any plan, scheme or arrangement which is not a Pension Scheme under which benefits are payable to or in respect of the surviving spouse or children of the member following the death of the member (including arrangements which provide for the payment of such benefits prior to the death of the member following a diagnosis of serious ill-health in accordance with the applicable Law in the relevant jurisdiction) whether such benefits are in the form of a lump sum or a pension, that is sponsored or operated by a member of the Company Group, or to which any member of the Company Group is obliged to make contributions immediately prior to the Closing Date.

“MergerSub Employer” means the relevant employing entity that either already exists within the Parent Group at the date of this Agreement or is set up by Parent to employ certain of the SpinCo Employees in accordance with this Agreement, such entity to be a Subsidiary of MergerSub.

“Offer Requirements” has the meaning given to it in Section 4.2 of this Agreement.

“Offer Period” has the meaning set forth in Section 6.1(b) of this Agreement.

“Pension Arrangements” means any benefit, pension, retirement, medical, disability, end of service, or pension related plan, policy, agreement or arrangement (whether written or oral) which is sponsored by or operated by SpinCo or a SpinCo Entity or in which SpinCo Employees will continue to accrue or receive benefits in respect of service or events following the Closing Date.

“Pension Cap” has the meaning set forth in Section 14.2 of this Agreement.

“Pension Scheme” means any plan, scheme or arrangement, whether contractual or not, under which any cash (pension or lump sum) or non-cash benefit is or may be provided to or in respect of any employee upon leaving employment on retirement, death or disability, other than (a) any mandatory social security plans; (b) any Termination/Jubilee Scheme; or (c) any Company Severance Plan.

“People Steering Forum” means a forum to be established promptly following the date of this Agreement, comprising HR representatives from each of the Company, Parent and SpinCo, to facilitate the sharing of information with Parent in relation to the process of transferring SpinCo Employees to the SpinCo Group or the Parent Group, in accordance with this Agreement. In carrying out its responsibilities, the People Steering Forum shall serve as a forum for the Parties to work collaboratively, constructively and in good faith to discuss, consider and seek to resolve matters arising from the transfer of SpinCo Employees.

“Performance Period” means the period over which a SpinCo Employee’s entitlement to receive a bonus under a Cash Incentive Plan is measured and assessed.

“Plan” means a DB Scheme, Termination/Jubilee Scheme, Life Assurance Scheme or Post-Retirement Medical Scheme.

“Post-Retirement Medical Scheme” means any plan, scheme or arrangement which is not a Pension Scheme under which benefits are provided to or in respect of a member in relation to treatment for ill-health or disability after the member has ceased to be an employee of the relevant employer, that is sponsored or operated by a member of the Company Group, or to which any member of the Company Group is obliged to make contributions, immediately prior to the Closing Date.

“Post-Closing Delayed Transfer Liabilities” has the meaning set forth in Section 3.2(c)(iii) of this Agreement.

“Proposed Additional Employee List” has the meaning set forth in Section 3.2(d) of this Agreement.

“Proposed Additional TSA Employee List” has the meaning set forth in Section 3.2(d)(ii) of this Agreement.

“Potential Additional Employee” has the meaning given to it in Section 3.2(d) of this Agreement (which for the avoidance of doubt includes Potential Additional TSA Employees).

“Potential Additional Roles” means any role which is not undertaken by a SpinCo Automatic Transfer Employee, a SpinCo Offer Employee or a SpinCo Entity Employee but which the Company, acting reasonably and in good faith and after reasonable and good faith consultation with the People Steering Forum, has identified as being required or appropriate to enable the operation of a standalone SpinCo Business, in accordance with Section 3.2(d).

“Potential Additional TSA Employees” means those certain individuals who serve in Potential Additional Roles under the Transitional Services Arrangements and who are designated as a “Potential Additional Employee” pursuant to Section 3.2(d) of this Agreement.

“Potential Transferring Employee” has the meaning given to it in Section 3.2(e) of this Agreement.

“Proposed Dutch Transfer” has the meaning given to it in the Dutch Put Option.

“Redundancy” means “redundancy/dismissal for permitted economic reason” (or equivalent thereof) pursuant to the applicable Law where the relevant employee worked at the time of any proposed dismissal, or, if no such definition exists under applicable Law, shall mean dismissal because the requirement of the employer for employees to do work of a particular kind has ceased or diminished or is expected to cease or diminish.

“Redundancy Payments” means any payments which would be due to a SpinCo Employee from a member of the Company Group under a Company Group Benefit Plan, SpinCo Benefit Plan, written policy, plan, agreement or unwritten practice including severance and other indemnification measures previously adopted and whether contractual or discretionary (with such discretion applied in the ordinary course of business consistent with past practice) or required under applicable Law if their employment were to terminate for Redundancy prior to the Closing Date.

“Refusing Employee” has the meaning given to it in Section 3.3 of this Agreement.

“Retained Liabilities” has the meaning set forth in Section 7.4 of this Agreement.

“Selection Considerations” means, subject to applicable Law, the considerations which the Company will take into account when identifying the Potential Additional Employees and the Potential Additional TSA Employees. Such considerations shall have regard to, among other things, the performance, experience, cost and location of candidates, and shall be designed to ensure that the SpinCo Business is staffed in aggregate with a sufficient number of qualified employees possessing skills and experience levels, with related costs, substantially consistent with the broader Company Group business. Such considerations shall be supported by analytics and data to be provided by the Company to the People Steering Forum regarding the scoping of SpinCo Employees.

“Severance Payment” means a payment payable under a Company Severance Plan, Benefit Plan or under applicable Law to or in respect of any employee upon leaving employment, regardless of whether such termination of employment is voluntary or involuntary.

“SG&A Role Cost Base” has the meaning given to it in Section 3.1 of this Agreement.

“SG&A Role Cost Base Document” has the meaning given to it in Section 3.1 of this Agreement.

“SG&A Roles” has the meaning given to it in Section 3.1 of this Agreement.

“SpinCo Automatic Transfer Employee” has the meaning given to it in Section 3.2(a) of this Agreement.

“SpinCo Benefit Plan” means each Benefit Plan that is maintained, sponsored, or administered solely by SpinCo or any member of the SpinCo Group for the benefit of SpinCo Employees.

“SpinCo Employee” means: (a) any employee of a member of the Company Group or a SpinCo Entity who, as of the date of this Agreement, devotes at least fifty percent (50%) of such employee’s working time to the SpinCo Business (and for the avoidance of doubt would include employees who occupy the SpinCo Non-Overhead Roles) and is identified by reference to his/her role and employee ID on the SpinCo Employee Material Jurisdiction Employee List and/or the SpinCo Employee Non-Material Jurisdiction Employee List (as updated from time to time in accordance with Section 3.4 of this Agreement); (b) any Potential Additional Employee; and (c) each other individual who does not fall within clause (a) or (b) above but is required by operation of Law to transfer to a SpinCo Entity, the Parent Group or Parent. For the avoidance of doubt, the identification of employees falling within clause (a) above shall be reasonably determined by the Company, in good faith, using a reasonable methodology shared with the People Steering Forum for determining the devotion of working time to the SpinCo Business and, prior to such determination, such methodology shall be shared with the People Steering Forum on a consultative and information-sharing basis.

“SpinCo Employee Material Jurisdiction” means the following jurisdictions: Argentina, Brazil, China, Germany, Israel, Mexico, the Netherlands, Poland, the United Kingdom and the United States of America.

“SpinCo Employee Material Jurisdiction Employee List” has the meaning set forth in Section 3.4 of this Agreement.

“SpinCo Employee Non-Material Jurisdiction” means any jurisdiction in which SpinCo Employees are employed, other than any SpinCo Employee Material Jurisdiction.

“SpinCo Employee Non-Material Jurisdiction Employee List” has the meaning set forth in Section 3.4 of this Agreement.

“SpinCo Employee Role Census Summaries” means the documents contained in folder 5.2.7.6 of the Data Room.

“SpinCo Entity” means any Subsidiary of SpinCo as of immediately prior to the Closing Date.

“SpinCo Entity Employees” means the employees employed by any SpinCo Entity Employer as at the Closing Date.

“SpinCo Entity Employer” means the relevant employing entity identified by or set up by the Company to employ certain of the SpinCo Employees in accordance with this Agreement, such entity to be a Subsidiary of SpinCo.

“SpinCo Non-Overhead Roles” has the meaning set forth in Section 3.1 of this Agreement.

“SpinCo Savings Plan” has the meaning set forth in Section 12.2 of this Agreement.

“SpinCo Offer Employee” has the meaning given to it in Section 3.2(b) of this Agreement.

“Substantially Similar” means:

(a)           a base salary or hourly wage rate and midpoint (i.e., target) annual bonus opportunity or commission eligibility that are, in the aggregate, no less favorable than the base salary or hourly wage rate and midpoint (i.e., target) annual bonus opportunity or commission eligibility provided by the Current Employer to the applicable Transferred SpinCo Employees immediately prior to the Transfer Date (or TSA Deferred Transfer Date or Delayed Transfer Date, as applicable); and

(b)          in all other respects, employment terms, conditions and employee benefits (taken as a whole, including without limitation health, welfare, retirement, disability, life assurance, target long-term or equity-based incentive opportunities, nonqualified deferred compensation, retiree medical or life insurance, long term service awards and jubilee benefits, defined benefit pension and other benefits, but excluding retention, change in control, transaction, and other one-time or non-recurring payments) that are, in the aggregate, substantially similar to the employment terms, conditions and employee benefits (including and excluding the same categories of payments) provided by the Current Employer to the applicable Transferred SpinCo Employees immediately prior to the Transfer Date (or TSA Deferred Transfer Date or Delayed Transfer Date, as applicable). For the avoidance of doubt, (i) Parent and SpinCo may satisfy any long-term equity incentive obligations through a cash equivalent of substantially similar value, and (ii) with respect to defined benefit pension obligations, Parent and SpinCo may satisfy such obligations through a combination of cash and/or defined contribution benefits of substantially similar aggregate value.

“Stub Period Cash Incentive” has the meaning set forth in Section 11.1 of this Agreement.

“Termination/Jubilee Scheme” means any plan, scheme or arrangement under which any cash or non-cash benefit is or may be provided to any employee: (a) upon the employee leaving employment which does not require such leaving to be by reason of retirement, death or disability; or (b) upon the employee achieving a certain length of service that is sponsored or operated by any member of the Company Group, or to which any member of the Company Group is obliged to make contributions, immediately prior to the Closing Date; but excluding any such plan, scheme or arrangement that is a Company Severance Plan.

“Transfer Date” means the date on which a SpinCo Employee becomes employed by a SpinCo Entity Employer or a MergerSub Employer (as applicable).

“Transfer Legislation” means: (a) the Acquired Rights Directive (Directive 2001/23/EC); (b) any relevant local legislation implementing the Acquired Rights Directive; and (c) any other similar legislation providing for the automatic transfer of employment.

“Transferred FSA Balances” has the meaning set forth in Section 14.7 of this Agreement.

“Transferred SpinCo Employees” means: (a) the SpinCo Automatic Transfer Employees who transfer to a SpinCo Entity Employer or a MergerSub Employer pursuant to Transfer Legislation under Section 3.2(a) of this Agreement; (b) the SpinCo Offer Employees who become employed by way of offer and acceptance / consent by a SpinCo Entity Employer or a MergerSub Employer under Section 3.2(b) of this Agreement; (c) the Potential Additional Employees who become employed by way of offer and acceptance / consent by a SpinCo Entity Employer or a MergerSub Employer under Section 3.2(d) of this Agreement (including Potential Additional TSA Employees); and (d) the SpinCo Employees who will become indirectly employed by the Parent Group on the Closing Date. For the avoidance of doubt, Refusing Employees, Former SpinCo Employees, Potential Additional TSA Employees (prior to the applicable TSA Deferred Transfer Date), and Delayed Transfer Employees (prior to the applicable Delayed Transfer Date) are not Transferred SpinCo Employees, but Potential Additional TSA Employees will be Transferred SpinCo Employees following the TSA Deferred Transfer Date and Delayed Transfer Employees will be Transferred SpinCo Employees following the Delayed Transfer Date.

“Transitional Services Arrangements” means the arrangements which will be made between the Parties prior to Closing (in the form of legally binding agreements) in respect of certain services provided by the Company Group to the Parent Group for a transitional period.

“TSA Deferred Transfer Date” means the date on which a Potential Additional TSA Employee becomes employed by a MergerSub Employer, being the date on which the relevant service under the Transitional Services Arrangements expires or terminates.

“Undisclosed Employee” has the meaning given to it in Section 6.1(a) of this Agreement.

“US Transferred SpinCo Employees” means the Transferred SpinCo Employees who are employed by an employer entity based in the United States of America.

“Welfare Claim” means any claim for benefits under a Company Group Benefit Plan or SpinCo Benefit Plan that is a health, dental, vision, disability, life assurance or similar welfare benefit plan, policy, program or arrangement. For the purposes of this Agreement, a Welfare Claim shall be deemed to have been “incurred”: (a) in the case of medical, dental, vision or prescription drug benefits, on the date the relevant services are rendered or the supplies are provided; (b) in the case of life assurance or accidental death and dismemberment benefits, on the date of the event giving rise to the claim; (c) in the case of disability benefits, on the date on which the relevant SpinCo Employee or Transferred SpinCo Employee becomes disabled within the meaning of the applicable plan; and (d) in the case of hospital or in-patient care, on the date of admission.

ARTICLE II

SpinCo Business in France and the Netherlands; European Works Council

Notwithstanding any other term of this Agreement, the Parties acknowledge and agree that any decision to transfer or sell the Dutch SpinCo Business and the French SpinCo Business, respectively, is subject to the result of the Company’s information and consultation process with the relevant Employee Representatives. Accordingly, pursuant to the Separation and Distribution Agreement, the transfer and sale of the Dutch SpinCo Business and the French SpinCo Business shall not occur unless and until the Dutch Put Option and the French Put Option, respectively, has been exercised. Upon the exercise of the Dutch Put Option and/or the French Put Option (as applicable), all terms set out in this Agreement shall apply immediately and without further notice required, and references to “the date of this Agreement” shall be references to the Dutch Put Option Date and/or the French Put Option Date (as applicable).

The Company shall commence consultation with its European Works Council no later than the earlier of the commencement of the Dutch Consultation Process or the French Consultation Process.

ARTICLE III

General Principles – SpinCo Employees

Section 3.1            SG&A Roles: SG&A Employee Cost Base. The Parties acknowledge that the document previously provided to Parent at 5.2.7.6 of the Data Room (the “SG&A Role Cost Base Document”) sets out the FY25 annual Fully Loaded Costs relating to the SG&A roles (i.e., roles at the Company that are not within the Company’s Brand and Marketing Investment (BMI), Distribution and Manufacturing functions (the “SpinCo Non-Overhead Roles”)) that are as at the date of this Agreement anticipated to transfer to the SpinCo Business (such roles being the “SG&A Roles” and such annual Fully Loaded Costs being the “SG&A Role Cost Base”). The SG&A Role Cost Base reflects FY25 actual costs and shall increase year-on-year in line with annual inflation, as reasonably determined in good faith in the ordinary course of business consistent with past practice (the “Adjusted SG&A Employee Cost Base”). The Company agrees that it shall ensure that, at the Closing Date, the annual Fully Loaded Costs of the SpinCo Employees who fill the SG&A Roles (i.e., all SpinCo Employees other than the SpinCo Employees in SpinCo Non-Overhead Roles (which shall, for the avoidance of doubt, be inclusive of any Potential Additional Roles and include at least one hundred percent (100%) of the Potential Additional Employees) do not exceed the Adjusted SG&A Employee Cost Base. Parent agrees that, in addition to the SpinCo Employees who are in SpinCo Non-Overhead Roles, it will accept the transfer of SpinCo Employees in SG&A Roles who are identified and selected by the Company in accordance with the terms of this Agreement, who have accepted such transfer of employment and whose aggregate Fully Loaded Costs do not exceed the Adjusted SG&A Employee Cost Base.

Section 3.2            Categories of SpinCo Employees.

(a)           SpinCo Automatic Transfer Employees. Subject to applicable Law, including any Information and Consultation Requirement, the Parties intend that the contracts of employment of each SpinCo Employee employed in a jurisdiction where the local employment Laws provide for automatic transfer of employees upon the transfer of a business or part of a business as a going concern, including those who are intended to be employed by a SpinCo Entity Employer or a MergerSub Employer by virtue of the applicable Transfer Legislation (each, a “SpinCo Automatic Transfer Employee”) will have effect as if originally made between that SpinCo Employee and the SpinCo Entity Employer or MergerSub Employer effective on and from the Transfer Date, in accordance with the relevant Transfer Legislation and subject to the right (if any) of any SpinCo Automatic Transfer Employee to exercise any right to refuse or object to such transfer under the Transfer Legislation. If the contract of any SpinCo Automatic Transfer Employee does not transfer, or is alleged not to transfer pursuant to the applicable Transfer Legislation other than as a result of such employee’s objection to such transfer (where such right exists), such employee shall be treated as a SpinCo Offer Employee and Section 3.2(b) shall apply to such employee.

(b)           SpinCo Offer Employees. Subject to applicable Law, including any Information and Consultation Requirement, in respect of each SpinCo Employee employed in a jurisdiction where the local employment Laws do not provide for the automatic transfer of employees upon the transfer of a business or part of a business as a going concern (or in any jurisdiction where the local employment Laws do provide for the automatic transfer of employees upon the transfer of a business or part of a business as a going concern but applicable Law requires that such employee receives an offer of employment or for any reason) (each, a “SpinCo Offer Employee”), a SpinCo Entity Employer or a MergerSub Employer shall use commercially reasonable efforts to, as soon as reasonably practicable but in no event later than forty-five (45) days prior to the Closing Date (or, in respect of Potential Additional TSA Employees or Delayed Transfer Employees, as soon as reasonably practicable prior to the TSA Deferred Transfer Date or Delayed Transfer Date, as applicable), provide to each such SpinCo Offer Employee a written offer of employment to commence upon the Transfer Date (or TSA Deferred Transfer Date or Delayed Transfer Date, as applicable), or upon such later date as agreed between the Parties. All such offers shall comply with the Offer Requirements and applicable Law.

(c)           Delayed Transfer Employees. Prior to the Closing, and in no event later than 30 Business Days prior to the anticipated Closing Date, the Company shall identify in writing each anticipated Delayed Transfer Employee and the basis of the delay applicable to such Delayed Transfer Employee.

(i)            With the exception of SpinCo Automatic Transfer Employees, in the event that any Delayed Transfer Employee who is on short-term or long-term disability leave or other approved leave of absence or other time-off, including military leave, maternity leave, parental leave, family leave, medical leave, workers’ compensation and other statutory leave (each a “Leave-Based Delayed Transfer Employee”), returns to work from his or her leave of absence within twelve (12) months following the Closing Date (or such longer period as required by applicable Law or Labor Agreement), then the Company Group shall promptly notify the SpinCo Group and the Parent Group of such Delayed Transfer Employee’s return to work and a SpinCo Entity Employer or a MergerSub Employer shall make an offer of employment to such individual as soon as reasonably practicable, but in no event later than ten (10) Business Days, following the date of such notification. All such offers shall comply with the Offer Requirements and applicable Law. If such Delayed Transfer Employee does not receive such offer, or receives but does not accept such offer, such individual shall be treated as a Former SpinCo Employee. Unless otherwise specified in this Agreement (including, but not limited to, in ARTICLE X), for any such Delayed Transfer Employee, references in this Agreement to the “Closing Date” or “Transfer Date” shall be treated as references to the first day and time at which the applicable Delayed Transfer Employee commences employment with a SpinCo Entity Employer or a MergerSub Employer following such Delayed Transfer Employee’s return to work.

(ii)           If any Delayed Transfer Employee requires a visa, work permit or other approval for his or her employment to commence with, transfer to or continue with a SpinCo Entity Employer or a MergerSub Employer on or after the Closing Date, the Parties shall cooperate in good faith to promptly file any necessary applications or documents and shall take all reasonable actions needed to secure the necessary visa, permit or other approval to allow such Delayed Transfer Employee to commence work with effect as soon as reasonably practicable (but in no event later than twelve (12) months) following the Closing Date; provided, that the applicable SpinCo Entity Employer or MergerSub Employer shall be solely responsible for any reasonable and customary costs, fees or expenses incurred in connection with such applications and actions. Unless otherwise specified in this Agreement (including, but not limited to, in ARTICLE X), for any such Delayed Transfer Employee, references in this Agreement to the “Closing Date” or “Transfer Date” shall be treated as references to the first day and time at which the applicable Delayed Transfer Employee commences employment with a SpinCo Entity Employer or a MergerSub Employer following procurement of any necessary work visa, permit or other approval.

(iii)          Each Delayed Transfer Employee shall, until the date such Delayed Transfer Employee commences employment with a SpinCo Entity Employer or MergerSub Employer in accordance with this Section 3.2(c), remain on the Company Group payroll and covered by any applicable Company Group Benefit Plan, and any Liabilities incurred as a result of, arising out of or relating to such continuance of payroll and benefits shall be Retained Liabilities (such Retained Liabilities, to the extent relating to the period commencing on the Closing Date and ending on the applicable Delayed Transfer Date, the “Post-Closing Delayed Transfer Liabilities”); provided, that Parent shall, promptly following the applicable Delayed Transfer Date, reimburse the Company Group for any Post-Closing Delayed Transfer Liabilities if and to the extent such Delayed Transfer Employee actually transfers to a SpinCo Entity Employer or MergerSub Employer within twelve (12) months following the Closing Date (or such longer period as required by applicable Law or Labor Agreement). If, at twelve (12) months following the Closing Date (or such longer period as required by applicable Law or Labor Agreement), the Delayed Transfer Employee remains employed by the Company Group and has not transferred to a SpinCo Entity Employer or MergerSub Employer, (a) all Liabilities with respect to such individual shall constitute Retained Liabilities and the Company Group shall have no right to reimbursement from Parent in respect thereof, and (b) such Delayed Transfer Employee shall be treated as a Former SpinCo Employee. During the period from the Closing Date through the applicable Delayed Transfer Date, the Company Group shall not, without the prior written consent of Parent, take any action with respect to a Delayed Transfer Employee that would have been prohibited under the Merger Agreement if such action had taken place following the effective date of the Merger Agreement but prior to the Closing.

(d)           Potential Additional Employees and Potential Additional TSA Employees.

(i)            With respect to those employees of the Company Group who (A) spend less than fifty percent (50%) of their time dedicated to the SpinCo Business, or (B) do not spend any time dedicated to the SpinCo Business at the date of this Agreement but whom the Company, acting reasonably and in good faith bearing in mind the Selection Considerations, has identified as having the relevant experience and skill-set to fill one of the Potential Additional Roles, the Company shall provide to the People Steering Forum a proposed list of such individuals (the “Proposed Additional Employee List”) in accordance with Section 3.4(c).

(1)           In connection with the delivery of the Proposed Additional Employee List, the Company shall discuss in good faith with the People Steering Forum how the individuals on such list have been selected, bearing in mind the Selection Considerations. Parent’s reasonable views expressed in good faith through the People Steering Forum shall be considered in good faith by the Company; provided, that Parent shall not have any consent or veto right with respect to the selection of individuals on the Proposed Additional Employee List.

(2)           Each individual who is included on the final Proposed Additional Employee List and, in each case, is then listed on the SpinCo Employee Material Jurisdiction Employee List or the SpinCo Employee Non-Material Jurisdiction Employee List, as applicable (each, a “Potential Additional Employee”), shall be made an offer of employment by a SpinCo Entity Employer or a MergerSub Employer as soon as reasonably practicable but in no event later than forty-five (45) days prior to the Closing Date (or TSA Deferred Transfer Date or Delayed Transfer Date, as applicable), to commence upon the Transfer Date (or TSA Deferred Transfer Date or Delayed Transfer Date, as applicable), or upon such later date as agreed between the Parties, subject to applicable Law. All such offers shall comply with the Offer Requirements (save that references to SpinCo Offer Employee in Section 4.2 shall be read as references to a Potential Additional Employee) and applicable Law. The Company shall take reasonable steps to appropriately identify the population of Potential Additional Employees, including taking, as appropriate, reasonable steps to offer such Potential Additional Roles to more than one suitable candidate, with the objective of: (x) fully delivering the number of employees as provided on the SpinCo Employee Material Jurisdiction Employee List and the SpinCo Employee Non-Material Jurisdiction Employee List; and (y) minimizing the number of Potential Additional Employees who become Refusing Employees.

(ii)           The Company shall deliver to Parent a proposed list of individuals whom the Company, acting reasonably and in good faith bearing in mind the Selection Considerations, has identified as having the relevant experience and skillset to serve in Potential Additional Roles under the Transitional Services Arrangements (the “Proposed Additional TSA Employee List”).

(e)           Potential Transferring Employees. The SpinCo Employees described in Section 3.2(a) through (d), in addition to those SpinCo Entity Employees who will become automatically employed by the Parent Group pursuant to the change in ownership of SpinCo, shall each be considered a “Potential Transferring Employee,” and together the “Potential Transferring Employees”.

(f)            At-Will Status. Nothing in this Agreement shall create any obligation on the part of any member of the Company Group, SpinCo Group or Parent Group to (i) continue the employment of any SpinCo Employee or permit the return from a leave of absence for any period after the date of this Agreement (except as required by applicable Law or Labor Agreement) or (ii) change the employment status of any SpinCo Employee from “at-will,” to the extent that such SpinCo Employee is an “at-will” employee under applicable Law.

Section 3.3            Refusing Employees. In the event that (a) a SpinCo Automatic Transfer Employee exercises a statutory right under the Transfer Legislation to object to the transfer of his/her employment to a SpinCo Entity Employer or a MergerSub Employer; or (b) a SpinCo Offer Employee or a Potential Additional Employee (including for the avoidance of doubt a Potential Additional TSA Employee) does not accept or otherwise rejects an offer of employment that complies with the requirements of this Agreement (each such person being a “Refusing Employee”), the following shall apply:

(a)            Replacement. The Company shall use commercially reasonable efforts to identify a replacement employee (bearing in mind the Selection Considerations, as applicable) to fill the role of the applicable Refusing Employee. In the event a replacement employee is identified, such replacement employee shall be made an offer of employment that complies with the requirements of this Agreement, and if such person accepts such offer, such replacement employee shall be treated as a Transferred SpinCo Employee for all purposes of this Agreement and all Liabilities relating to the applicable Refusing Employee shall constitute Retained Liabilities.

(b)           Termination. If no replacement employee is identified within a reasonable period following the relevant refusal, the Refusing Employee shall remain employed by the Current Employer, and the Current Employer shall notify the Refusing Employee of their termination of employment within 30 days of the Closing Date (or the TSA Deferred Transfer Date or Delayed Transfer Date, as applicable), subject to applicable Law and any applicable Labor Agreement, or, in each case, such longer period if required by applicable Law or Labor Agreement. At any time prior to such termination, the Company Group shall not, without the prior written consent of Parent, take any action with respect to such Refusing Employee that would have been prohibited under the Merger Agreement if such action had taken place prior to the Closing.

(c)           Costs/Liabilities Allocation. Any costs and Liabilities arising following the Intended Transfer Date in respect of a Refusing Employee for whom no replacement employee has been identified pursuant to Section 3.3(a) (including, without limitation, the cost of continued employment from the Intended Transfer Date until such time as the Refusing Employee may be lawfully terminated under their employment terms and conditions and applicable Law, Liability in respect of Severance Payments and, where applicable, Redundancy Payments, End of Service Gratuity, Additional Month Payment or Accrued Holiday Pay, irrespective of whether such termination of employment occurs prior to, on or following the Intended Transfer Date (together, “Termination Pay”) shall constitute Assumed Liabilities of Parent. For the avoidance of doubt, Termination Pay shall not include a Liability which arises as a consequence of an act of unlawful discrimination, willful misconduct or gross negligence by or on behalf of a member of the Company Group, which together with any reasonable Liability incurred as a result of defending or settling a claim alleging such a Liability shall be Assumed Liabilities of Parent.

Section 3.4            Employee Lists. The Company confirms that it has prepared and provided the SpinCo Employee Role Census Summaries to Parent in good faith as an estimate. The Company shall provide further information to Parent in accordance with this Section 3.4.

(a)           No later than sixty (60) days following the date of this Agreement, the Company will provide to Parent a “SpinCo Employee Material Jurisdiction Employee List”, which will be a table that, subject to any Information and Consultation Requirement and applicable Law, contains with respect to each of the SpinCo Employee Material Jurisdictions:

(i)            the employee ID numbers of: the SpinCo Automatic Transfer Employees (marked as such in the SpinCo Employee Material Jurisdiction Employee List); the SpinCo Offer Employees (marked as such in the SpinCo Employee Material Jurisdiction Employee List); the SpinCo Employees (marked as such in the SpinCo Employee Material Jurisdiction Employee List); and

(ii)           the Census Data relating to the SpinCo Employees referred to at Section 3.5.

(b)           No later than ninety (90) days following the date of this Agreement, the Company will provide to Parent a “SpinCo Employee Non-Material Jurisdiction Employee List”, which will be a table that, subject to any Information and Consultation Requirement and applicable Law, contains with respect to each jurisdiction that is not a SpinCo Employee Material Jurisdiction:

(i)            the employee ID numbers of: the SpinCo Automatic Transfer Employees (marked as such in the SpinCo Employee Non-Material Jurisdiction Employee List); the SpinCo Offer Employees (marked as such in the SpinCo Employee Non-Material Jurisdiction Employee List); the SpinCo Employees (marked as such in the SpinCo Employee Non-Material Jurisdiction Employee List); and

(ii)           the Census Data relating to the SpinCo Employees referred to at Section 3.5.

(c)           No later than one hundred fifty (150) days following the date of this Agreement, the Company will, subject to any Information and Consultation Requirement and applicable Law, provide to Parent:

(i)            an updated SpinCo Employee Material Jurisdiction Employee List which includes a list of any Potential Additional Roles; and

(ii)           an updated SpinCo Employee Non-Material Jurisdiction Employee List which includes a list of any Potential Additional Roles.

(d)           Together with each delivery or update of the SpinCo Employee Material Jurisdiction Employee List and the SpinCo Employee Non-Material Jurisdiction Employee List pursuant to this Section 3.4, the Company shall, to the extent permitted by applicable Law and any relevant Information and Consultation Requirement, provide to Parent the following additional information in respect of each SpinCo Employee included on such list: (i) age; (ii) date of commencement of employment or service crediting date to the extent different; (iii) total amount of incentive or variable compensation awarded in the preceding fiscal year; (iv) notice period (whether contractual, statutory or otherwise); and (v) whether that employee requires permission to work in the relevant jurisdiction, together with confirmation that any such employee has permission to work in the role and location in which they are currently employed.

Section 3.5            Updates to Employee Lists. Notwithstanding the foregoing, following delivery of the preliminary SpinCo Employee Material Jurisdiction Employee List and SpinCo Employee Non-Material Jurisdiction Employee List pursuant to this ARTICLE III:

(a)           The Company shall provide Parent with updated versions of the SpinCo Employee Material Jurisdiction Employee List and the SpinCo Employee Non-Material Jurisdiction Employee List (each including updated Census Data) at least every thirty (30) days from the date of first delivery until the Closing Date. The Company shall also provide a final updated version of each such list no later than two (2) Business Days prior to the anticipated Closing Date;

(b)           The Company shall not add employees to, or remove employees from, either employee list if such addition or removal (individually or in aggregate with all prior additions or removals since the delivery of the most recent applicable list) would result in an increase or decrease of more than five percent (5%) of the full-time equivalent roles in the SpinCo Employee Material; Jurisdictions in the aggregate, or more than five percent (5%) of the SpinCo Employee Non-Material Jurisdictions in the aggregate, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed); and

(c)           The Parties shall work collaboratively with the aim that an appropriate number of SpinCo Employees become Transferred SpinCo Employees. The People Steering Forum shall be established following the date of this Agreement to, amongst other things, ensure the Parties are exchanging information regularly including in relation to identifying the SpinCo Employees in accordance with the terms of this Agreement. If Parent has a query or concern regarding the inclusion or exclusion of any individual on the SpinCo Employee Material Jurisdiction Employee List or the SpinCo Employee Non-Material Jurisdiction Employee List, Parent shall promptly raise such query with the People Steering Forum, and the Parties (via the People Steering Forum) shall cooperate in good faith to discuss and resolve any such query as promptly as practicable. The Parties shall meet regularly at the People Steering Forum to discuss the SpinCo Employee Material Jurisdiction Employee List, the SpinCo Employee Non-Material Jurisdiction Employee List, Proposed Additional Employee List and the Proposed Additional TSA Employee List.

ARTICLE IV

SpinCo Employees Transferring Pursuant to Offer and Acceptance

Section 4.1            Offers of Employment. The Company shall cause the relevant SpinCo Entity Employer, or Parent shall cause a MergerSub Employer (as applicable), to make an offer of employment to each SpinCo Offer Employee (including any Potential Additional Employee) as soon as reasonably practicable following identification on the SpinCo Employee Material Jurisdiction Employee List or the SpinCo Employee Non-Material Jurisdiction Employee List (as applicable) (but in all cases, at least forty-five (45) days prior to the Closing Date (or TSA Deferred Transfer Date or Delayed Transfer Date, as applicable)) on the terms set out in Section 4.2 below and shall encourage such SpinCo Offer Employee to accept such offer. Prior to distributing any such offer of employment to a SpinCo Offer Employee, the Company shall provide, or shall cause the relevant SpinCo Entity Employer to provide, template offer letters it intends to use for each applicable jurisdiction (which such template offer letter must comply with the terms and conditions of this Agreement) to Parent for review and comment in a reasonable time before the offer is distributed to the relevant SpinCo Offer Employee, and the Company shall consider in good faith any comments provided by Parent. The Company shall also (via the People Steering Forum) provide Parent with a spreadsheet setting out the key employment terms and benefits to be contained in the offer of employment to each of the SpinCo Offer Employees in each such jurisdiction (which such key employment terms and benefits shall be consistent with the terms and conditions of this Agreement). The People Steering Forum will discuss and consider in good faith any concerns raised in respect of such information. The Company shall, or shall cause the relevant SpinCo Entity Employer to, provide Parent with written updates regularly regarding the status of acceptance or rejection of each offer of employment in a jurisdiction.

Section 4.2             Offer Requirements. Each offer of employment to a SpinCo Offer Employee shall comply with (and not exceed, unless otherwise consented to by Parent) the following requirements (the “Offer Requirements”):

(a)           provide for terms and conditions (including compensation and employee benefits) that are Substantially Similar;

(b)           be on terms that recognize continuous service with the relevant Current Employer consistent with Section 10.5;

(c)           to the extent permitted by applicable Law, be conditional upon such (i) SpinCo Offer Employee agreeing to roll over all or any right to any Severance Payment, End of Service Gratuity, Additional Month Payment or Accrued Holiday Pay that would otherwise be payable in connection with the termination of his/her employment with the Current Employer into the new employment contract; and/or (ii) waiving his/her right to receive any Severance Payment, End of Service Gratuity, Additional Month Payment or Accrued Holiday Pay payable in connection with the termination of his/her employment with the Current Employer;

(d)           be open for acceptance until at least the later of: (i) twenty-one (21) days after the date on which the offer is made; and (ii) the date prescribed under relevant applicable Law; and

(e)           be stated to be conditional upon the Transfer Date and to take effect on the Transfer Date (or TSA Deferred Transfer Date or Delayed Transfer Date, as applicable).

ARTICLE V

Apportionments

Section 5.1             Generally. In relation to each Transferred SpinCo Employee whose employment transfers to or who becomes employed by a SpinCo Entity Employer or MergerSub Employer at the Closing Date (or TSA Deferred Transfer Date or Delayed Transfer Date, as applicable), if a payment of: (a) basic salary, (b) overtime, (c) shift allowance and/or (d) any other payment payable as part of a Transferred SpinCo Employee’s regular paycheck including in-month holiday pay (for the avoidance of doubt, excluding any payments in connection with a Cash Incentive Plan and/or Company Stock Plan which will be in accordance with ARTICLE XI of this Agreement and the Merger Agreement, respectively), due to a Transferred SpinCo Employee under their Company Group Benefit Plan and/or applicable Labor Agreement which relates to a period covering both before and after the Closing Date (or TSA Deferred Transfer Date or Delayed Transfer Date, as applicable) has been or is made by:

(a)           the Company Group, a member of the Parent Group shall pay the Company Group an amount equal to that proportion of the payment that relates to the period on or after the Closing Date (or TSA Deferred Transfer Date or Delayed Transfer Date, as applicable) (plus any corporation Tax deduction actually used by the Parent Group to the Company Group in respect of the payment that has been or is made by it, less any employer portions of any payroll Taxes paid thereon); or

(b)           a member of the Parent Group, the Company Group shall pay the member of the Parent Group an amount equal to that proportion of the payment that relates to the period before the Closing Date (or TSA Deferred Transfer Date or Delayed Transfer Date, as applicable) (plus any corporation Tax deduction actually used by the Company Group to the relevant member of the Parent Group in respect of the payment that has been or is made by it, less any employer portions of any payroll Taxes paid thereon).

Payments made by the Company Group or a member of the Parent Group pursuant to Section 5.1(a) and Section 5.1(b) of this Agreement shall be made by transfer of funds for same day value as soon as reasonably practicable following written request by the member of the Parent Group or the Company Group (as applicable); provided, that such payments shall be computed in U.S. dollars using the same exchange rates used to compute Accounting Principles.

Section 5.2            Welfare Claims Apportionment. Notwithstanding any other provision of this Agreement, (a) Welfare Claims incurred (as defined in the definition of “Welfare Claims”) prior to the Closing Date (or the TSA Deferred Transfer Date or Delayed Transfer Date, as applicable), regardless of when such claim are reported or paid, shall remain the responsibility of the Company Group; and (b) Welfare Claims incurred (as defined in the definition of “Welfare Claims”) on or after the Closing Date (or the TSA Deferred Transfer Date or Delayed Transfer Date, as applicable) shall be the responsibility of the Parent Group.

Section 5.3            COBRA. The Parties acknowledge and agree that: (a) the Separation and the Merger (taken together or separately) shall not constitute a “qualifying event” for purposes of Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA (each as applicable) (collectively, “COBRA”) in respect of any Transferred SpinCo Employee; (b) the Company Group shall be responsible for providing COBRA continuation coverage to any individual who, as of the Closing Date, is already receiving COBRA continuation coverage under a Company Group Benefit Plan or is otherwise eligible to elect COBRA continuation coverage under a Company Group Benefit Plan by reason of a qualifying event occurring on or prior to the Closing Date; and (c) the Parent Group shall be responsible for providing COBRA continuation coverage to any Transferred SpinCo Employee (or covered dependent) whose COBRA qualifying event occurs on or after the Transfer Date, but excluding, for the avoidance of doubt, any individual who is an M&A qualified beneficiary whose COBRA continuation coverage obligation is attributable to the Company Group pursuant to the foregoing.

ARTICLE VI

Undisclosed Employees

Section 6.1            Undisclosed Employee Procedures. If the contract of employment of any individual who immediately prior to the Transfer Date in a particular jurisdiction was employed by a member of the Company Group but who is not a Transferred SpinCo Employee, Potential Additional Employee or a Refusing Employee, nor is intended to be any of the foregoing, is found to have effect on or after such Transfer Date as if originally made with a member of the Parent Group, including for these purposes a SpinCo Entity Employer or a MergerSub Employer (an “Undisclosed Employee”), then:

(a)           the relevant member of the Parent Group shall within five (5) Business Days of being informed of such finding, give notice in writing to the Company;

(b)           the Company Group shall within ten (10) Business Days of the notice provided pursuant to Section 6.1(a) of this Agreement (the “Offer Period”) be entitled to offer employment to the Undisclosed Employee at its sole discretion;

(c)           if an offer of employment is made by a member of the Company Group and accepted by the Undisclosed Employee, then, to the extent relevant, the member of the Parent Group shall immediately release the Undisclosed Employee from its employment;

(d)           in the event that such an offer is not made or is made but not accepted by the Undisclosed Employee, then, to the extent relevant, the applicable member of the Parent Group shall be entitled to give notice to terminate the employment of such Undisclosed Employee within seven (7) days of the expiry of the Offer Period to the extent permitted by applicable Law; and

(e)           if the employment of such Undisclosed Employee is terminated in accordance with Section 6.1(d) of this Agreement, Dutch HoldCo (on behalf of Dutch HoldCo and the relevant members of the Company Group) shall indemnify, defend and hold harmless Parent (on behalf of Parent and each member of the Parent Group) and each member of the Parent Group promptly following demand against each Liability arising out of the employment or termination of such Undisclosed Employee (unless such Liabilities: (i) arise as a consequence of an act of unlawful discrimination by or on behalf of a member of the Parent Group or (ii) relate to payments made by a member of the Parent Group which the Undisclosed Employee was not legally entitled to pursuant to applicable Law and the employment contract and without the prior written consent of the Company), in each case, including each Liability incurred as a result of defending or settling a claim alleging such a Liability.

ARTICLE VII

Assumption and Retention of Liabilities Generally

Section 7.1            Assumed Liabilities. As of the Closing Date, Parent shall, or shall cause one or more members of the Parent Group or the SpinCo Group to, assume or retain and Parent hereby agrees to pay, perform, fulfill and discharge the following Liabilities (the “Assumed Liabilities”):

(a)           all Liabilities arising out of or in connection with the employment or the termination of employment of any Transferred SpinCo Employee on or after the relevant Transfer Date (or TSA Deferred Transfer Date or Delayed Transfer Date, as applicable) for such Transferred SpinCo Employee, except to the extent that any specific allocation of Liabilities is expressly provided for in this Agreement (including ARTICLE XI through ARTICLE XV), the Separation and Distribution Agreement or the Merger Agreement;

(b)           all Liabilities arising out of or in connection with termination of employment of any Refusing Employees in accordance with Section 3.3(c);

(c)           any Liabilities arising in accordance with Section 8.2 and Section 8.3 and

(d)           all Liabilities which will be apportioned for the account of Parent, the SpinCo Group or the Parent Group pursuant to the express terms of this Agreement.

For the avoidance of doubt, the allocation of Liabilities in respect of any Benefit Plan (including any SpinCo Benefit Plan) shall be governed exclusively by the specific provisions of this Agreement (or, in the case of any Company Stock Plan, the Merger Agreement) applicable to such Benefit Plan (including ARTICLE XI through ARTICLE XV), and nothing in this Section 7.1 or Section 7.4 shall be construed to expand or modify such specific allocation.

Section 7.2            Indemnification for Assumed Liabilities. From the Closing Date, Parent (on behalf of Parent, SpinCo and the relevant members of the Parent Group and SpinCo Group) shall indemnify, defend and hold harmless Dutch HoldCo (on behalf of Dutch HoldCo and any other member of the Company Group) and each member of the Company Group promptly following demand against each Liability incurred by that member of the Company Group which arises (directly or indirectly) out of an Assumed Liability, including each Liability reasonably incurred as a result of defending or settling a claim alleging such a Liability.

Section 7.3            Third Party Enforcement. Dutch HoldCo may enforce the terms of Section 7.1 and Section 7.2 on behalf of itself and any member of the Company Group subject to and in accordance with the provisions of the UK Contracts (Rights of Third Parties) Act 1999.

Section 7.4            Retained Liabilities. As of the Closing Date, the Company Group shall, or shall cause one or more members of the Company Group to, assume or retain and the Company Group hereby agrees to pay, perform, satisfy and discharge the following Liabilities (the “Retained Liabilities”):

(a)           all Liabilities arising out of or in connection with the employment of any Transferred SpinCo Employee prior to the relevant Transfer Date (or TSA Deferred Transfer Date or Delayed Transfer Date, as applicable) for such Transferred SpinCo Employee (including, without limitation, pursuant to any SpinCo Benefit Plan), except to the extent that any specific allocation of Liabilities is expressly provided for in this Agreement (including ARTICLE XI through ARTICLE XV), the Separation and Distribution Agreement or the Merger Agreement;

(b)           all Liabilities arising under or with respect to any Company Group Benefit Plan except as otherwise set out in ARTICLE XI and ARTICLE XIV of this Agreement;

(c)           all Liabilities relating to the Undisclosed Employees in accordance with ARTICLE VI;

(d)           all Liabilities which will be apportioned for the account of the Company pursuant to the express terms of this Agreement, subject to Section 14.2;

(e)           all Liabilities arising out of or in connection with the employment or the termination of employment of any Refusing Employee following the identification of a replacement employee in accordance with Section 3.3(a), except to the extent caused by Parent’s or MergerSub’s failure to comply with its obligations under this Agreement or applicable Law;

(f)            all Liabilities arising out of or in connection with the employment or the termination of employment of any Former SpinCo Employee; and

(g)           all Liabilities arising out of or in connection with any bonuses paid or payable pursuant to the retention bonus program established by the Company Group for SpinCo Employees, as further described in the SpinCo Disclosure Schedules to the Merger Agreement.

Section 7.5            Indemnification for Retained Liabilities. From the Closing Date, Dutch HoldCo (on behalf of Dutch HoldCo and the relevant members of the Company Group) shall indemnify, defend and hold harmless Parent (on behalf of Parent and each member of the Parent Group) and each member of the Parent Group promptly following demand against each Liability incurred by that member of the Parent Group which arises (directly or indirectly) out of a Retained Liability, including each Liability reasonably incurred as a result of defending or settling a claim alleging such a Liability.

Section 7.6            Parent Enforcement Rights. Parent may enforce the terms of ARTICLE VI and Section 7.4 and Section 7.5 of this Agreement on behalf of itself and any of its Subsidiaries subject to and in accordance with the provisions of the UK Contracts (Rights of Third Parties) Act 1999.

ARTICLE VIII

Information and Consultation

Section 8.1            Precedence of Put Options. The provisions in this ARTICLE VIII are subject to: (a) in connection with the French SpinCo Business, the terms set out in the French Put Option and (b) in connection with the Dutch SpinCo Business, the terms set out in the Dutch Put Option. The French Put Option shall govern in respect of the Information and Consultation Requirement in France set out therein and the Dutch Put Option shall govern in respect of the Information and Consultation Requirement in the Netherlands set out therein, and in the event of any conflict between the terms set out in this Section 8.1 and the terms set out in the French Put Option and Dutch Put Option, the terms of the French Put Option and the Dutch Put Option respectively shall take precedence.

Section 8.2            Parent Information Obligations. Parent shall use commercially reasonable efforts to provide (or cause to be provided), within 14 days of a prior written request from Company (or, if earlier, on the date which the Current Employer is required to provide such information under the relevant Information and Consultation Requirement), to the Company in writing all such information (including in relation to pensions) as may be reasonably necessary to enable Company and Current Employer to comply with its obligation to inform and/or consult with the SpinCo Automatic Transfer Employees, the SpinCo Offer Employees, the Potential Additional Employees, the SpinCo Employees and/or any other affected employees of a Company Group and/or their Employee Representatives pursuant to any Information and Consultation Requirement (including providing such information in local language, if reasonably practicable) and shall indemnify each Company Group in respect of each Liability solely arising from a material failure to do so. The Company may enforce the terms of this Section 8.2 on behalf of itself and any Company Group.

Section 8.3            Additional Parent Information Obligations. In addition to the information required under Section 8.2 of this Agreement, Parent shall use commercially reasonable efforts to provide (or cause to be provided), within fourteen (14) days following a prior written request from the Company (or, if earlier, on the date which the Current Employer is required to provide such information under the relevant Information and Consultation Requirement), to the Company in writing all such information (including in relation to pensions and any additional information the Company may require to facilitate discussions with SpinCo Employees with a view to securing any of them becoming or remaining employed by a SpinCo Entity Employer or a MergerSub Employer on and from the relevant Transfer Date, and including providing such information in local language, if reasonably requested by Company) as may be reasonably necessary to enable the Company and the Current Employer to comply with their respective obligations to inform and/or consult with the SpinCo Automatic Transfer Employees, the SpinCo Offer Employees, the Potential Additional Employees, the SpinCo Employees and/or any other affected employees of a member of the Company Group and/or their Employee Representatives pursuant to any Information and Consultation Requirement, and shall indemnify each member of the Company Group in respect of each Liability solely arising from a material failure to do so. Parent shall make (or cause to be made) upon the prior written request of the Company, which request shall be delivered no later than seven (7) days prior to the applicable meeting, available representatives of Parent of sufficient seniority for the purpose of attending meetings with any SpinCo Automatic Transfer Employees, SpinCo Offer Employees, Potential Additional Employees and the SpinCo Employees and any Employee Representative (such Parent representative being able to communicate in local language, if reasonably practicable). The Company may enforce the terms of this Section 8.3 on behalf of itself and any member of the Company Group.

Section 8.4            Company Compliance. The Company shall (and shall cause each relevant member of the Company Group to) use its reasonable endeavors to comply with any material Information and Consultation Requirement.

Section 8.5            Indemnification for Consultation Failures. Subject to Section 8.1 of this Agreement, Dutch HoldCo (on behalf of Dutch HoldCo and the relevant members of the Company Group) shall indemnify, defend and hold harmless Parent (on behalf of Parent and each member of the Parent Group) and each member of the Parent Group promptly following demand against each Liability arising from the Company’s (or any member of the Company Group’s) failure to perform its obligations pursuant to any material Information and Consultation Requirement, including each Liability incurred as a result of defending or settling a claim alleging such a Liability. Parent may enforce the terms of this Section 8.5 on behalf of itself and any member of the Parent Group.

Section 8.6            Completion of Consultation. If any step required under any Transaction Document before completion of any mandatory Information and Consultation Requirement would amount to a breach of any Information and Consultation Requirement by any member of the Company Group or any member of the Parent Group, the Company or any member of the Parent Group, as applicable, shall not be obliged to take such step unless or until, in that Party’s opinion, such Party has discharged such Information and Consultation Requirement.

ARTICLE IX

SpinCo Employee Engagement

Notwithstanding the provisions in this Agreement, the Company and Parent acknowledge that the process of engaging with Potential Transferring Employees to transfer to the Parent Group will require cooperation between the Company and Parent regarding consistent communications as between the employees and Employee Representatives of the Company and the employees and relevant employee representatives of Parent. Accordingly, the Company and Parent shall, via the People Steering Forum, reasonably cooperate on matters regarding communications with the Parties’ respective employees and employee representatives, whether as part of an Information and Consultation Requirement or otherwise. In addition, without limiting the foregoing, prior to the Closing, Parent shall be provided a reasonable opportunity to review and comment on any material general (and not individual) employee notices or communication materials (including website postings) regarding the matters contemplated by this Agreement, and the Company and its Affiliates shall reflect any reasonable comments promptly received from Parent.

ARTICLE X

SpinCo Employee Protections

Section 10.1          Continuation of Terms and Benefits. For a period of twelve (12) months following the Closing Date (the “Continuation Period”), MergerSub shall cause each SpinCo Entity Employer or MergerSub Employer (or other relevant member of the Parent Group) to provide to each Transferred SpinCo Employee who remains employed by a member of the Parent Group (which for the avoidance of doubt includes a SpinCo Entity Employer that has become part of the Parent Group) following the Closing Date (including any Potential Additional TSA Employee or Delayed Transfer Employee who becomes a Transferred SpinCo Employee and remains employed following the TSA Deferred Transfer Date or Delayed Transfer Date, as applicable) with terms and conditions of employment and benefits that are at least Substantially Similar. For the avoidance of doubt, (a) Parent and SpinCo may satisfy any long-term equity incentive obligations through a cash equivalent of substantially similar value, and (b) with respect to defined benefit pension obligations, Parent and SpinCo may satisfy such obligations through a combination of cash and/or defined contribution benefits of substantially similar aggregate value. Notwithstanding anything else in this Agreement to the contrary, with respect to any Delayed Transfer Employee or any Potential Additional TSA Employee, the Continuation Period shall commence on the Closing Date and not the Delayed Transfer Date or TSA Deferred Transfer Date, respectively.

Section 10.2          Redundancy Payments. During the Continuation Period, in the event that a Transferred SpinCo Employee is made redundant by a member of the Parent Group, MergerSub shall cause the applicable SpinCo Entity Employer or MergerSub Employer (or other relevant member of the Parent Group) to provide such Transferred SpinCo Employee with Redundancy Payments that are no less favorable than the Redundancy Payments that would have been paid as of the date of this Agreement and, with respect to each SpinCo Employee Material Jurisdiction (other than Israel), as set forth on Schedule 10.2 to this Agreement. Within 30 days of the signing of this Agreement, the Company shall provide: (i) the written redundancy/severance plans and policies applicable to the SpinCo Employees, and (ii) where a policy or practice is unwritten, a written summary of such policy or practice. It is acknowledged that the Company has provided underlying redundancy policy documents or redundancy related documents in respect of SpinCo Employees based in: Argentina, Brazil, China, Germany, Mexico, Netherlands, Poland, the United Kingdom and the United States of America.

Section 10.3          Labor Agreement. Notwithstanding anything in this Agreement to the contrary, with respect to any Transferred SpinCo Employee who is covered by a Labor Agreement, the SpinCo Group’s and the Parent Group’s obligations under this ARTICLE X shall be in addition to, and not in contravention of, the applicable Labor Agreement or applicable Law. With respect to all Transferred SpinCo Employees, the SpinCo Group’s and the Parent Group’s obligations under this ARTICLE X shall be in addition to, and not in contravention of, applicable Law.

Section 10.4           Qualifications. Subject to the foregoing, the commitment under this ARTICLE X shall be subject to the following qualifications:

(a)           the assessment of whether terms and conditions and benefits are “Substantially Similar” shall be made on an aggregate basis, and not on an element-by-element basis; and

(b)           nothing in this ARTICLE X shall be construed to limit the Parent Group’s ability to terminate the employment of any Transferred SpinCo Employee in accordance with applicable Law, or to prevent Parent or the Parent Group from modifying any SpinCo Benefit Plan or particular element of compensation or benefits.

Section 10.5          Consultation Commitments. Parent shall cause MergerSub and each member of the Parent Group to comply with any commitments made by Parent to or in respect of the Transferred SpinCo Employees pursuant to any consultation with such Transferred SpinCo Employees or Employee Representatives in connection with the Merger.

Section 10.6          Service Recognition. As of the Closing Date (or, to the extent permissible under applicable Law, the TSA Deferred Transfer Date or Delayed Transfer Date, as applicable), the Parent Benefit Plans (as defined in the Merger Agreement) and the SpinCo Benefit Plans shall, and Parent, MergerSub and SpinCo shall cause each member of the SpinCo Group and the Parent Group to, recognize for each US Transferred SpinCo Employee who is employed immediately following the Closing Date (or the TSA Deferred Transfer Date or Delayed Transfer Date, as applicable) by a member of the SpinCo Group or by the Parent Group, all service with such US Transferred SpinCo Employee’s Current Employer or predecessor entities at or before the Closing Date (or such applicable Transfer Date), to the same extent that such service was recognized by the Current Employer or predecessors for similar purposes prior to such date, as if such service had been performed for a member of the SpinCo Group or Parent Group, for all purposes under any such Parent Benefit Plan or SpinCo Benefit Plan; provided, that, unless required by applicable Laws, such credit shall not be given to the extent that it would result in a duplication of benefits for the same period of service or for purposes of benefit accruals under defined benefit pension plans or, retiree medical benefits or retiree life insurance benefits.

Section 10.7          Tax Cooperation. The Company Group and the SpinCo Entity Employer shall (and/or the Company and Parent shall cause the MergerSub Employer to) (as applicable) use commercially reasonable efforts to: (a) cooperate with each other and with third parties to avoid the restart of Taxes imposed under the United States Federal Insurance Contributions Act, as amended (FICA), or the United States Federal Unemployment Tax Act, as amended (FUTA), on or after the Closing Date (or TSA Deferred Transfer Date or Delayed Transfer Date, as applicable) with respect to US Transferred SpinCo Employees; (b) effectuate withholding and remittance of Taxes, required Tax reporting and correction of overpayment or underpayment of compensation prior to the Closing Date (or TSA Deferred Transfer Date or Delayed Transfer Date, as applicable) with respect to employment Taxes; and (c) respond to any inquiries or audits from any Tax Authority with respect to employment Taxes, in each of the foregoing cases, in a timely, efficient and appropriate manner.

Section 10.8          Cessation of Participation in Company Group Benefit Plans. Effective as of the Closing Date, (a) SpinCo and each SpinCo Entity shall cease to be a participating employer in any Company Group Benefit Plan (other than any such plan that is required by applicable Law to be transferred to the SpinCo Group by operation of law, thereby becoming a SpinCo Benefit Plan); and (b) effective as of the Closing Date (or the TSA Deferred Transfer Date or Delayed Transfer Date, as applicable), the Transferred SpinCo Employees shall cease to accrue further benefits and shall cease to be active participants in the Company Group Benefit Plans (other than (i) any such plan that is required to be transferred to the SpinCo Group by operation of law and subject to the terms set forth in this Agreement with respect to Delayed Transfer Employees and Potential Additional TSA Employees; and (ii) in respect of any awards held by a Transferred SpinCo Employee under a Company Stock Plan which remain outstanding following the Closing Date, TSA Deferred Transfer Date or Delayed Transfer Date, as applicable, in accordance with their terms and the Merger Agreement). Prior to the Closing Date, the Parties shall take all necessary action to effectuate the foregoing.

ARTICLE XI

Cash Incentive Plans

Section 11.1          Assumption of Cash Incentive Obligations. With effect on and from the Closing Date, MergerSub shall cause the relevant member of the Parent Group to perform and discharge all of the obligations of the Current Employer in respect of the payment and settlement of all bonuses due to the Transferred SpinCo Employees under any Cash Incentive Plan (which, for the avoidance of doubt, includes bonuses which relate to the full Performance Period in which the Closing Date or, if later, the TSA Deferred Transfer Date or Delayed Transfer Date of the relevant Transferred SpinCo Employee occurs, and in respect of which the relevant member of the Parent Group shall take account of any performance assessment carried out by the Company Group during the relevant Performance Period, in the event that the Closing Date takes place six months or more from the start of that Performance Period, but only to the extent the Company Group provides Parent the information necessary for Parent to account for such performance assessment in a timely manner), or any other cash-based bonus, profit share (to the extent permitted by Law), commission, sales incentive, retention or non-equity incentive scheme that is a Company Group Benefit Plan or SpinCo Benefit Plan, in each case, in respect of which a Performance Period and/or service period is open and ongoing as at the Closing Date (or TSA Deferred Transfer Date or Delayed Transfer Date, as applicable) (the “Stub Period Cash Incentives”) including all Tax due thereon, in each case excluding any awards or entitlements arising under any (a) Company Stock Plan, which shall be governed exclusively by the Merger Agreement; or (b) transaction award granted to any Transferred SpinCo Employee that is conditional on Closing occurring, which shall remain the responsibility of the Company. For any Stub Period Cash Incentive, Parent shall be responsible for payment of the full Stub Period Cash Incentive to the applicable Transferred SpinCo Employees in accordance with the applicable Cash Incentive Plan or other plan; provided, that Parent’s obligation in respect of the pre-Closing portion of any Stub Period Cash Incentive shall be limited to the amount accrued in respect thereof in the calculation of Net Working Capital as set forth in the Final Adjustment Statement.

Section 11.2           Coordination and Anti-Duplication. The foregoing apportionment mechanism is intended to reflect the intended economic allocation of Liabilities under this Agreement and the Separation and Distribution Agreement and is without prejudice to any adjustments to the Net Working Capital or SpinCo Indebtedness under the Separation and Distribution Agreement. The Parties shall cooperate in good faith to avoid any duplication of Liabilities between adjustments under the Merger Agreement, the Separation and Distribution Agreement and the allocation under this ARTICLE XI.

ARTICLE XII

DB Schemes, DC Schemes and Related Arrangements

Section 12.1          DB Schemes and Termination/Jubilee Schemes – Replacement Arrangements. Subject to ARTICLE X of this Agreement, to the extent required by applicable Law, the Company and Parent shall cause each SpinCo Entity Employer and MergerSub Employer to provide or establish an arrangement that provides in respect of each Transferred SpinCo Employee who was a member of a DB Scheme or Termination/Jubilee Scheme immediately prior to the Closing Date and still accruing benefits in that arrangement, in each case solely to the extent such Transferred SpinCo Employee is employed outside the United States, such benefits as required by applicable Law and for no greater period, amount, or scope than is so required. For the avoidance of doubt: (A) the Parent Group shall not assume or be responsible for any Liability in respect of any DB Scheme or Termination/Jubilee Scheme in respect of benefits accrued prior to the Closing Date by Transferred SpinCo Employees, except: (x) to the extent that such Accrued Liabilities have been expressly transferred to the SpinCo Group or Parent Group pursuant to ARTICLE XIV of this Agreement and accompanied by the transfer of corresponding Assets (if any) in accordance with ARTICLE XIV; or (y) to the extent required by applicable Law or a Labor Agreement; and (B) any unfunded or underfunded amount in respect of any DB Scheme or Termination/Jubilee Scheme (after accounting for any Asset transfer pursuant to Section 14.4) shall, to the extent required to be reflected in the agreed SpinCo Indebtedness calculation under the Separation and Distribution Agreement, be treated as SpinCo Indebtedness; and, except as expressly set forth in this Section 12.1 and subject to ARTICLE X, ARTICLE XII and ARTICLE XIV, neither Parent nor any member of the Parent Group shall have any obligation to provide, establish, or maintain any DB Scheme or defined benefit arrangement in respect of any Transferred SpinCo Employee following the Closing Date (and no such employee shall be entitled to accrue defined benefits under any plan maintained by Parent or any member of the Parent Group on or after the Closing Date).

Section 12.2           U.S. Savings Plans.

(a)           Effective as of the Closing Date, contributions under any Company Group Benefit Plan that is a DC Scheme that satisfies the requirements of Sections 401(a) and 401(k) of the Code (each, a “Company Savings Plan”), in respect of Transferred SpinCo Employees who participated in the Company Savings Plan (each, a “Company Savings Plan Participant”), shall cease. Effective as of the Closing Date, the Company shall vest the account balances in the Company Savings Plan of all Company Savings Plan Participants. No later than the Closing Date, the SpinCo Group or the Parent Group, as applicable, shall have in place a defined contribution retirement plan that satisfies the requirements of Sections 401(a) and 401(k) of the Code (the “SpinCo Savings Plan”); provided, however, that Parent may elect, at any time prior to the Closing Date, to designate a defined contribution retirement plan that satisfies the requirements of Sections 401(a) and 401(k) of the Code and is sponsored by Parent or any of its Subsidiaries to serve as the SpinCo Savings Plan in lieu of SpinCo Entity Employer’s or MergerSub Employer’s establishment of a new defined contribution retirement plan. As soon as practicable after the Closing Date, Parent will permit a rollover of the Transferred SpinCo Employees’ accounts (including any outstanding plan loans) from the Company Savings Plan to the SpinCo Savings Plan (or other defined contribution plan designed by Parent in accordance with the immediately preceding sentence), in each case, subject to any actions reasonably required to be taken by the applicable Company Savings Plan Participant in order to permit, authorize, cause or give effect to any of the foregoing; provided, however, that prior to the Closing Date, the Parties may agree in good faith to instead provide for the account balances (including outstanding loan balances, if any) in each Company Savings Plan (or its related trust) attributable to Transferred SpinCo Employees to be transferred in cash and in-kind (including notes in respect of participant loans) to the applicable SpinCo Savings Plan (or its related trust), and members of the SpinCo Group and the Parent Group, as applicable, shall have caused, or shall cause, the applicable SpinCo Savings Plan (or its related trust) to accept such transfer of account balances (including notes in respect of participant loans). Such transfers shall be conducted in accordance with applicable Law (including, to the extent applicable, Section 414(l) of the Code, Treasury Regulation Section 1.414(l)-1 and Section 208 of ERISA).

(b)           Any obligation to make an employer match or non-elective contribution under a Company Savings Plan or SpinCo Savings Plan attributable to a payroll period straddling the Closing Date shall be assumed by the SpinCo Group and the Parent Group, and the portion relating to the period prior to the Closing Date shall be treated as SpinCo Indebtedness. Each Party shall assume sole responsibility for ensuring that its respective savings plans are maintained in compliance with applicable Laws (including the fiduciary requirements under ERISA) with respect to holding shares of its respective common stock and common stock of the other Party.

Section 12.3           Use of Existing Parent Group Arrangements for DB and DC Schemes. If the Parent Group (excluding each SpinCo Entity Employer and each MergerSub Employer) already operates a pension scheme or termination/jubilee scheme for other staff in a jurisdiction in which there are Transferred SpinCo Employees, and such arrangement would meet the requirements of applicable Law in that jurisdiction for the Transferred SpinCo Employees, then, subject to ARTICLE X of this Agreement, the Company and Parent agree that the SpinCo Entity Employer or MergerSub Employer (as applicable) may use such arrangement to provide benefits in respect of employment after the Closing Date to Transferred SpinCo Employees who would otherwise be covered by Section 12.1 or Section 12.2 of this Agreement.

Section 12.4          No Obligation Where Law Does Not Require. Subject to ARTICLE X of this Agreement, in any jurisdiction where applicable Law does not require a minimum level of benefit to be provided to a Transferred SpinCo Employee who is accruing benefits under a DB Scheme, DC Scheme or Termination/Jubilee Scheme immediately prior to the Closing Date, the Company and Parent shall have no obligation to provide or establish (or to cause SpinCo Entity Employer or MergerSub Employer to provide or establish) any similar defined benefit, defined contribution, pension or termination/jubilee scheme arrangement for such Transferred SpinCo Employee to accrue or receive benefits in respect of service or events following the Closing Date; provided, that, in the case of a DC Scheme or Termination/Jubilee Scheme, if the Parent Group has no arrangement that falls within Section 12.2 and Section 12.3 of this Agreement and there are expected to be insufficient Transferred SpinCo Employees to make the establishment of a replacement arrangement practicable, the Company and Parent shall have no obligation to provide or establish any such arrangement.

ARTICLE XIII

Life Assurance Schemes and Post-Retirement Medical Schemes

Subject to ARTICLE X and ARTICLE XIV of this Agreement, Parent shall cause each SpinCo Entity Employer and MergerSub Employer (as applicable) to, with effect from the Closing Date, provide or establish an arrangement that will provide, in respect of each Transferred SpinCo Employee employed outside the United States who was a member of a Life Assurance Scheme and/or Post-Retirement Medical Scheme immediately prior to the Closing Date, benefits in respect of employment on and from the Closing Date solely to the extent, and on the terms and conditions (including any required employee contributions), as are mandatorily required by applicable Law in the relevant jurisdiction, and for no greater period, amount, or scope than is so required. Notwithstanding the foregoing, with respect to any Transferred SpinCo Employee who, as of the Closing Date, satisfies the eligibility requirements for retirement under the applicable Post-Retirement Medical Scheme in which such employee participated immediately prior to the Closing Date, the Company shall cause each member of the Company Group (as applicable) to use commercially reasonable efforts to ensure, or to cause the applicable Post-Retirement Medical Scheme (or its successor) to ensure, that each such Transferred SpinCo Employee retains the right to re-enroll in, and receive benefits under, such Post-Retirement Medical Scheme (or a substantially equivalent successor arrangement) upon such employee’s actual retirement, subject to (a) the terms and conditions of such scheme as in effect at the time of such employee’s retirement (including any required employee contributions), (b) such employee having remained continuously employed by the applicable SpinCo Entity Employer or MergerSub Employer (or any of their respective affiliates) from the Closing Date through the date of such employee’s retirement, and (c) applicable Law in the relevant jurisdiction. For the avoidance of doubt, subject to ARTICLE X and ARTICLE XIV, nothing in this ARTICLE XIII shall obligate any SpinCo Entity Employer or MergerSub Employer to provide, continue, or establish any Post-Retirement Medical Scheme benefit beyond the minimum obligation, if any, imposed by applicable Law in the relevant jurisdiction, and any such obligation shall automatically cease upon any change in applicable Law that removes or reduces such mandatory requirement.

ARTICLE XIV

Plan Liability Transfers

Section 14.1          Transferring Accrued Liabilities. Subject to Section 14.2, in addition to benefits to be provided by the SpinCo Entity Employer or the MergerSub Employer (as applicable) pursuant to ARTICLE X, ARTICLE XII and ARTICLE XIII or to the extent required by applicable Law, the Company may (but is not required to) transfer to the SpinCo Group or the Parent Group:

(a)           by way of whole Plan transfer, the entirety of the Accrued Liabilities in Plans relating solely to the SpinCo Business. The following fully dedicated Plans have been identified to date:

(i)            the BestFoods Special Benefits Trust in the United States; and

(ii)           the Personalfürsorgestiftung der Oswald Nahrungsmittel GmbH Plan in Switzerland.

For the avoidance of doubt, the entirety of the Accrued Liabilities of any Plan that is identified between the date of this Agreement and the Closing Date as relating solely to the SpinCo Business (i.e., wholly dedicated to the SpinCo Business) may, at the Company’s election, be transferred to the SpinCo Group or the Parent Group pursuant to this sub-section (a), subject in all cases to the Pension Cap set forth in Section 14.2.

(b)           up to:

(i)            one hundred percent (100%) of the Accrued Liabilities in the Pensionskasse Unilever Schweiz Plan in Switzerland;

(ii)           one hundred percent (100%) of the Accrued Liabilities in the funded and unfunded Plans in Israel;

(iii)          fifty percent (50%) of the Accrued Liabilities in the Plans in Germany;

(iv)          fifty percent (50%) of the Accrued Liabilities in the Plans in El Salvador; and

(v)           twenty-five percent (25%) of the Accrued Liabilities in the Post-Retirement Medical Plan in the United States.

(c)           Excluding Accrued Liabilities in the funded Plans in the United Kingdom, the Netherlands, Canada and Ireland, and the largest funded Plan in each of the United States and Belgium, which for the avoidance of doubt, shall not be transferred to the SpinCo Group or the Parent Group and shall be apportioned to, and remain the responsibility of, the Company Group, and except where a transfer of Accrued Liabilities in respect of a Plan has been made in accordance with Section 14.1(a) or Section 14.1(b), up to the Accrued Liabilities of the Transferred SpinCo Employees.

Section 14.2          Pension Cap. The Accrued Liabilities that may be transferred to the SpinCo Group or the Parent Group pursuant to Section 14.1 shall not in aggregate exceed one billion three hundred million euros (EUR 1,300,000,000) (the “Pension Cap”), with the value of the transferred Accrued Liabilities for the purpose of this cap being determined in good faith in accordance with the accounting assumptions and methodologies of the Company as used for its December 2025 statutory reporting. Any Accrued Liabilities in excess of the Pension Cap shall not be transferred and shall be apportioned to, and remain the responsibility of, the Company Group. For the avoidance of doubt, any and all Liabilities arising under or in connection with any Plan that are not expressly apportioned to the SpinCo Group or the Parent Group pursuant to this Agreement shall be apportioned to, and shall remain the sole responsibility, of the Company Group.

Section 14.3          Calculation of SpinCo Indebtedness for Transferred Plan Liabilities. The excess, if any, of the amount of Accrued Liabilities transferred over the amount of Assets transferred in accordance with the terms of this ARTICLE XIV in respect of the In-Scope Plans (as defined in the Accounting Principles) shall be included within the calculation of SpinCo Indebtedness in the Separation and Distribution Agreement. In accordance with the Separation and Distribution Agreement and the Accounting Principles, the funded status of the Accrued Liabilities transferred in respect of each Plan for the purpose of calculating SpinCo Indebtedness shall be measured on a plan-by-plan basis as of the Cut-Off Time in accordance with the Accounting Principles, using the same actuarial assumption methodology as was used by the Company for its December 2025 statutory reporting, updated for any changes to market conditions and demographic assumptions at the Distribution Time. For the avoidance of doubt, the determination of whether there is an excess of Accrued Liabilities transferred over the amount of Assets transferred for the purposes of calculating SpinCo Indebtedness shall be made by reference to such updated actuarial assumptions at the Distribution Time (and, for the avoidance of doubt, in respect of a Plan that is in surplus as of the date of this Agreement but is in deficit on such remeasured basis as of the Distribution Date there will be an excess of transferred Accrued Liabilities over transferred Assets for the purpose of calculating SpinCo Indebtedness, and in respect of a Plan that is in deficit as of the date of this Agreement but is in surplus on such remeasured basis as of the Distribution Date, there will not be an excess of transferred Accrued Liabilities over transferred Assets for the purpose of calculating SpinCo Indebtedness). No surplus of transferred Assets over transferred Accrued Liabilities in respect of one Plan shall be offset against a deficit of transferred Assets over transferred Accrued Liabilities in respect of another Plan, except that any surplus of transferred Assets over transferred Accrued Liabilities in respect of any Plan in Germany shall be reflected in the calculation of SpinCo Indebtedness as set forth in the Final Adjustment Statement. The Closing Adjustment (including SpinCo Indebtedness) shall be calculated and settled in accordance with Section 2.7 of the Separation and Distribution Agreement, this includes production of a Preliminary Adjustment Statement setting out good faith calculations with a dispute resolution mechanism in the event of disagreement.

Section 14.4          Transfer of Plan Assets. Where the Accrued Liabilities being transferred to the SpinCo Group or the Parent Group relate to a Plan with respect to which Assets have been set aside (whether in the scheme itself or in a separate vehicle) to meet (in whole or part) such Liabilities, the Company shall use commercially reasonable efforts to cause to be transferred to the SpinCo Group or the Parent Group, unless otherwise agreed between the Company and Parent:

(a)           for a Plan with a deficit on an accounting basis (determined in good faith in accordance with the accounting principles and methodologies of the Company), a share of such Assets that reflects the share of that Plan’s Accrued Liabilities that are being transferred; and

(b)           for a Plan with a surplus on an accounting basis (determined in good faith in accordance with the accounting principles and methodologies of the Company), a share of such Assets that reflects the share of that Plan’s Accrued Liabilities that are being transferred and is at least equal in value to the Plan’s Accrued Liabilities that are being transferred (both as measured on such accounting basis) except that with regard to the Plan in the Philippines surplus assets need not be transferred.

Section 14.5          Cooperation. The Parties shall cooperate in good faith and shall cause their respective Affiliates, advisors, actuaries and trustees to cooperate in good faith to effect the Asset and Accrued Liability transfers contemplated by this ARTICLE XIV in accordance with applicable Law (including any required regulatory approvals or member consents).

Section 14.6          Post-Closing Transfer of Accrued Liabilities. If the Accrued Liabilities (and related Assets) to be transferred to the SpinCo Group or Parent Group have not already been transferred by the Closing Date, Parent shall cause the SpinCo Group or Parent Group to take all steps reasonably requested by the Company to effect and accept such transfer of Accrued Liabilities and Assets (if any) with effect from the Closing Date or as soon as reasonably practicable thereafter, with any such transferred Assets continuing to be set aside to meet (in whole or in part) such Accrued Liabilities.

Section 14.7          Flexible Spending Accounts. Notwithstanding the foregoing, the Company Group shall take all actions necessary or appropriate so that, effective as of no later than the Closing Date (or TSA Deferred Transfer Date or Delayed Transfer Date, as applicable), (a) the account balances (whether positive or negative) (the “Transferred FSA Balances”) under any applicable US Company Group Benefit Plan that is a flexible spending plan of the Transferred SpinCo Employees who are participants in such Company Group Benefit Plan shall be transferred to one or more comparable SpinCo Benefit Plans; (b) the elections, contribution levels and coverage levels of such Transferred SpinCo Employees shall apply under the SpinCo Benefit Plan in the same manner as under the applicable Company Group Benefit Plan; and (c) such SpinCo Employees shall be reimbursed from the SpinCo Benefit Plan for claims incurred at any time during the plan year of the Company Group Benefit Plan in which the Closing Date (or TSA Deferred Transfer Date or Delayed Transfer Date, as applicable) occurs that are submitted to the SpinCo Benefit Plan from and after the Closing Date (or TSA Deferred Transfer Date or Delayed Transfer Date, as applicable), on the same basis and the same terms and conditions as under the Company Group Benefit Plan. Within ten (10) Business Days after the amount of the Transferred FSA Balances is determined, the Company Group shall pay SpinCo the net aggregate amount of the Transferred FSA Balances, if such amount is positive, and SpinCo shall pay the Company the net aggregate amount of the Transferred FSA Balances, if such amount is negative.

ARTICLE XV

Responsibility for Pension after the Closing Date

Section 15.1          Parent Indemnification. From and following the Closing Date, Parent (on behalf of Parent, SpinCo and the relevant members of the Parent Group and SpinCo Group) shall indemnify, defend and hold harmless Dutch HoldCo (on behalf of Dutch HoldCo and each other member of the Company Group) and each member of the Company Group from and against any Liabilities suffered or incurred by any member of the Company Group in connection with (a) any Accrued Liabilities transferred to the SpinCo Group or the Parent Group pursuant to ARTICLE XIV of this Agreement (solely to the extent that Assets were transferred to the SpinCo Group or the Parent Group in respect of those Accrued Liabilities or any shortfall was included as SpinCo Indebtedness as set forth in Section 14.3) in accordance with the terms and conditions of this Agreement; (b) any benefits accruing in respect of any Transferred SpinCo Employee under any Pension Arrangement or any replacement pension scheme, termination/jubilee scheme, life assurance scheme or post-retirement medical scheme established or maintained by the SpinCo Group or the Parent Group (or any SpinCo Entity Employer or MergerSub Employer), in each case in respect of service on or after the Closing Date; and (c) any breach by the SpinCo Group or Parent Group (or any SpinCo Entity Employer or MergerSub Employer) of its obligations under ARTICLE XII to ARTICLE XIV of this Agreement with respect to any Transferred SpinCo Employee.

Section 15.2          Company Group Indemnification. From and following the Closing Date, Dutch HoldCo (on behalf of Dutch HoldCo and the relevant members of the Company Group) shall indemnify, defend and hold harmless Parent (on behalf of itself and each member of the Parent Group) and each member of the Parent Group against any Liabilities suffered or incurred by MergerSub or any member of the Parent Group in connection with any Company Group pension scheme, termination/jubilee scheme, life assurance scheme and post-retirement medical scheme that is a Company Group Benefit Plan; provided, that this indemnity shall not apply to any Liabilities that are Accrued Liabilities transferred to the SpinCo Group or the Parent Group pursuant to ARTICLE XIV of this Agreement.

ARTICLE XVI

Anti-Duplication; Coordination with Separation and Distribution Agreement

Section 16.1          No Double Counting. The Parties acknowledge and agree that no Liability shall be counted or paid twice as between the provisions of this Agreement and the adjustment mechanisms set forth in the Separation and Distribution Agreement. In the event of any conflict or inconsistency between the provisions of this Agreement and the adjustment mechanisms set forth in the Separation and Distribution Agreement with respect to the allocation of any employment-related Liability, the Parties shall negotiate in good faith to resolve such conflict or inconsistency in a manner that preserves the intended allocation of economic risk under the Transaction Documents and that avoids double counting.

Section 16.2          Liabilities Reflected in Net Working Capital and SpinCo Indebtedness. Without limiting the generality of Section 16.1, the Parties acknowledge that the following categories of Liabilities are intended to be reflected (as applicable) in the calculation of Net Working Capital and/or SpinCo Indebtedness set forth in the Final Adjustment Statement under the Separation and Distribution Agreement, and shall not give rise to any indemnity obligation of the Parent Group under this Agreement:

(a)           any accrued but unpaid basic salary, overtime, shift allowance and/or other payment payable as part of a Transferred SpinCo Employee’s regular paycheck as of the Closing Date (or TSA Deferred Transfer Date or Delayed Transfer Date, as applicable), as set forth in Section 5.1 of this Agreement;

(b)           any accrued but unpaid cash bonus in respect of Performance Periods ending on or prior to the Closing Date (or TSA Deferred Transfer Date or Delayed Transfer Date, as applicable), as set forth in ARTICLE XI of this Agreement;

(c)           any accrued but unpaid severance or termination benefits (including, without limitation, any Severance Payment or End of Service Gratuity or Additional Month Payment) in respect of SpinCo Employees or Former SpinCo Employees whose employment terminated on or prior to the Closing Date (or TSA Deferred Transfer Date or Delayed Transfer Date, as applicable); and

(d)           any accrued but unused holiday pay, paid time off, or similar paid leave balance (including, without limitation, any Accrued Holiday Pay) as of the Closing Date (or TSA Deferred Transfer Date or Delayed Transfer Date, as applicable) (except to the extent expressly assumed by the Parent Group under this Agreement).

To the extent there is any dispute as to whether a particular Liability is reflected in Net Working Capital or SpinCo Indebtedness, the Parties shall resolve such dispute in accordance with the dispute resolution provisions of the Separation and Distribution Agreement.

ARTICLE XVII

Miscellaneous

Section 17.1         Incorporation by Reference. The provisions of Section 6.9 and Article IX (Miscellaneous) of the Separation and Distribution Agreement are incorporated by reference herein as if the same had been set forth herein, mutatis mutandis.

Section 17.2          No Third-Party Beneficiaries. Nothing in this Agreement is intended to confer upon or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of this Agreement or indemnification provisions of the Separation and Distribution Agreement). Further, nothing herein is intended to confer upon any current or former employee, officer, director, consultant, independent contractor, trade union, works council, Employee Representative or any other third party (other than the Parties and their respective successors and permitted assigns): (a) any right to enforce any term of this Agreement; (b) any right of employment, continued employment or re-employment; (c) any specific terms or conditions of employment or any right to any specific benefit under any plan, policy, program or arrangement; or (d) any right of action or claim against any Party under this Agreement. No provision of this Agreement shall create any such obligation or right or shall limit the right of any Party (or any member of its Group) to amend, modify, suspend, revoke or terminate any benefit plan, policy, program or arrangement at any time in accordance with applicable Law and the terms of the relevant plan documents.

Section 17.3          Section 409A Compliance. The Parties shall cooperate in good faith and use reasonable best efforts to ensure that the transactions contemplated by this Agreement, the Separation and Distribution Agreement and any other Ancillary Agreement shall not result in adverse Tax consequences under Section 409A of the Code to any Transferred SpinCo Employee (or any of their respective beneficiaries), in respect of their benefits under any Benefit Plan.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed on the date first written above by their respective duly authorised officers.

MCCORMICK & COMPANY, INC

By:	/s/ Chris Wirth
Name:	Chris Wirth
Title:	Vice President – Corporate Development

UNILEVER ALPHA HOLDCO B.V.

By:	/s/ S.P. de Buck
Name:	S.P. de Buck, as a management board member of Unilever Alpha HoldCo. B.V.

By:	/s/ Saswata Mukherjee
Name:	S. Mukherjee, as a management board member of Unilever Alpha HoldCo. B.V.

UNILEVER PLC

By:	/s/ Srinivas Phatak
Name:	Srinivas Phatak
Title:	Director

SANDMAN CORPORATION

By:	/s/ Jeffrey Eglash
Name:	Jeffrey Eglash
Title:	President